Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282017

PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated September 17, 2024)

15,337,500 Ordinary Shares

This Prospectus Supplement No. 2 updates, amends, and supplements the prospectus dated September 17, 2024 (as amended and supplemented, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-282017). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 19, 2024 (the “Report”). Accordingly, we have attached the Report to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

New Silexion’s ordinary shares and warrants are listed on The Nasdaq Stock Market LLC under the symbols “SLXN” and “SLXNW,” respectively. On November 18, 2024, the last reported sales price of the ordinary shares was $0.2235 per share, and on November 18, 2024, the last reported sales price of the warrants was $0. 0276 per warrant.

We are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K, and an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company disclosure and reporting obligations. See “Prospectus Summary — Implications of Being a Smaller Reporting Company and Emerging Growth Company” in the Prospectus for additional information.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 7 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 19, 2024.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2024

Silexion Therapeutics Corp
(Exact name of registrant as specified in its charter)

Cayman Islands	001-42253	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Abba Hillel Road Ramat-Gan, Israel	5250606
(Address of principal executive offices)	(Zip Code)

+972-8-6286005
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $0.0001 per share	SLXN	The Nasdaq Stock Market LLC
Warrants exercisable for Ordinary Shares at an exercise price of $11.50 per share	SLXNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 19, 2024, Silexion Therapeutics Corp (the “Company”) reconvened its extraordinary general meeting (the “Meeting”), after the Meeting had been adjourned on its originally scheduled date of November 12, 2024 due to the absence of a quorum. At the reconvened Meeting, holders of a total of 4,201,313 ordinary shares, constituting approximately 29.5% of the Company’s outstanding ordinary shares, were present in person or by proxy. Pursuant to Article 21.3 of the Company’s amended and restated articles of association, after a half-hour had elapsed from the start time of the reconvened Meeting and a quorum (constituted by holders of a majority of the Company’s issued and outstanding ordinary shares) was not present, those shareholders present constituted a quorum for the conduct of business at the Meeting.

At the reconvened Meeting, the Company’s shareholders approved the sole matter on the agenda, a proposal to allow the Company’s board of directors to effect a reverse share split of the Company’s ordinary shares at a ratio of 1-for-9 , whereby all issued and outstanding, and all authorized but unissued, ordinary shares, par value $0.0001, of the Company, will be consolidated on a 1-for-9 basis, into a lesser number of ordinary shares, par value $0.0009 per share, of the Company (the “Reverse Split Proposal”).

The affirmative vote of a majority of the ordinary shares of the Company present and voting at the Meeting (excluding abstentions) was required to approve the Reverse Split Proposal.

Set forth below are the final voting results for the Reverse Split Proposal, evidencing the approval of the proposal by 93.6% of the ordinary shares (excluding abstentions) present and voting on the proposal:

For	Against	Abstain
3,933,463	267,128	722

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILEXION THERAPEUTICS CORP

Date: November 19, 2024	By: /s/ Ilan Hadar
	Name:	Ilan Hadar
	Title:	Chief Executive Officer